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                                  Exhibit 16.2


February 6, 1997


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     On January 31, 1997, we were appointed the principal accountants of SITEL Corporation. We have read SITEL Corporation's statements included in the third and fourth paragraphs under Item 4 of its Form 8-K dated February 6, 1997 and agree with such statements, except that we are not in a position to agree or disagree with SITEL Corporation's statements regarding Coopers & Lybrand's views.





                                                Very truly yours,


                                                KPMG PEAT MARWICK LLP